Exhibit 10.1

AMPIO PHARMACEUTICALS, INC.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

Date: May 26, 2011

Donald B. Wingerter, Jr., Chief Executive Officer

Vaughan Clift, M.D., Chief Regulatory Affairs Officer

Ampio Pharmaceuticals, Inc.

5445DTC Parkway, P4

Greenwood Village, Colorado 80111

Re:	Confirmation and/or Amendment of Employment Terms

Gentlemen:

Reference is made to those certain employment agreements effective August 1, 2010 (the “Employment Agreements;” certain terms used herein and not defined herein are used herein as defined in the Employment Agreements), by and between Ampio Pharmaceuticals, Inc. (the “Company”) and (i) Donald B. Wingerter, Jr. (“Wingerter”), and (ii) Vaughan Clift (“Clift;” Wingerter and Clift, collectively the “Employees”).

It has come to the Company’s attention that the Employment Agreements may contain provisions which are inconsistent or possibly unclear with respect to the vesting of stock options in the event either or both of the Employees are terminated without Cause or the Employee resigns for Good Reason. In order to address such inconsistencies and/or possibly unclear provisions, this letter agreement will add by way of amendment, upon your approval and acceptance thereof, the following provision to each of the Employment Agreements:

“Notwithstanding any language to the contrary contained in this Agreement, in the event the Employee is terminated without Cause or the Employee terminates his employment with Good Reason, all unvested stock options then held by the Employee shall be accelerated, deemed vested, and immediately exercisable by the Employee.

The Company and each of Wingerter and Clift agree that in the event of any conflict between the terms of your respective Employment Agreement and this letter agreement, this letter agreement will control. Each of your Employment Agreements shall continue in full force and effect, and each of your Employment Agreements has not been modified in any respect except as expressly set forth herein (excepting a prior amendment to Clift’s Employment Agreement effective October 1, 2010, which for purposes hereof shall be deemed in all respects to be encompassed within the definition of Employment Agreement as it pertains to Clift). This letter agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state, and may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The parties acknowledge and agree that the foregoing provisions and agreements constitute due and valid consideration for this letter agreement and its bargained-for provisions, the receipt and sufficiency is hereby acknowledged by each of the parties.

If the foregoing is acceptable to you, please execute the acknowledgment and agreement below, whereupon this letter agreement shall become effective as of May 31, 2011.

Very truly yours,

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Philip H. Coelho
Name: Philip H. Coelho
Title: Compensation Committee Chairman, pursuant to delegated authority

ACKNOWLEDGED AND AGREED:

/s/ Donald B. Wingerter, Jr.
Donald B. Wingerter, Jr.

/s/ Vaughan Clift, M.D.
Vaughan Clift, M.D.

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